DORSEY & WHITNEY LLP

March 1, 2011

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, Idaho 83076

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 19, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on October 28, 2010, as amended on November 24, 2010, by U.S. Geothermal Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of common stock, $0.001 par value per share (the “Common Stock”) and warrants to purchase Common Stock. The Registration Statement was declared effective by the SEC on December 1, 2010. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 28, 2011 by the Company with the SEC pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company pursuant to the Registration Statement of up to 5,000,000 shares of Common Stock (the “Shares”), Warrants to purchase up to 2,500,000 shares of Common Stock, and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and the issue by the Company to the placement agent for the offering of up to 125,000 Shares, Warrants to purchase up to 62,500 shares of Common Stock, and Warrants Shares issuable upon exercise of the Warrants to be issued to the placement agent. We understand that the Shares, the Warrants and the Warrant Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares, Warrants and Warrant Shares have been duly authorized and, upon issuance and delivery of the Shares and Warrants against payment therefor in accordance with the terms of the Subscription Agreement and issuance, delivery and payment for the Warrant Shares in accordance with the terms of the Warrants, such Shares, Warrants and Warrant Shares, respectively, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

DORSEY & WHITNEY LLP

/s/ Dorsey & Whitney LLP